                                   EXHIBIT 99A


                  PROXY STATEMENT, NOTICE OF ANNUAL MEETING AND
                      FORM OF PROXY FOR THE ANNUAL MEETING
                     OF SHAREHOLDERS TO BE HELD MAY 12, 1999

[CCFNB BANCORP, INC. LOGO]







NOTICE OF 1999
ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY STATEMENT



--------------------------------------------------------------------------------

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                               YOUR PROXY PROMPTLY

--------------------------------------------------------------------------------






                                                       Wednesday, May 12, 1999
                                                       10:30 A.M.
                                                       CCFNB Operations Center
                                                       Lightstreet Road
                                                       Bloomsburg, Pennsylvania

[CCFNB BANCORP, INC. LOGO]



                                                                  March 30, 1999




Dear CCFNB Stockholder:


You are cordially invited to join us at the 1999 Annual Meeting of Stockholders of CCFNB Bancorp, Inc. (the "Corporation") in Bloomsburg, Pennsylvania on May 12, 1999.

Enclosed with this Proxy Statement are your voting instructions and the 1998 Annual Report.

At this meeting, we will vote on the matters described in the Proxy Statement. We know that it is not practical for most stockholders to attend the Annual Meeting in person. In addition, annual meetings are not the most efficient way to communicate with our stockholders. Therefore, we encourage you to visit our site on the Worldwide Web at http://www.ccfnb.com for up-to-the-moment news about the Corporation. As an alternative, you may call for current news releases via our facsimile on demand service at (570) 387-4017.

Whether or not you plan to attend the Annual Meeting, we strongly encourage you to designate the proxies shown on the enclosed card to vote your shares. Please complete, sign, date and return the enclosed proxy card in the postage pre-paid envelope.

In response to the SEC's recent emphasis on clear and simple communications to stockholders and investors, the Corporation has redrafted its proxy statement in "plain English." We hope you like this simplified format and welcome your comments.

I would like to take this opportunity to remind you that your vote is important.




                                                            Sincerely,



                                                         /s/Paul E. Reichart
                                                        --------------------
                                                            Paul E. Reichart
                                                            President

[CCFNB BANCORP, INC. LOGO]





                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


DATE:             May 12, 1999
TIME:             10:30 A.M.
PLACE:            CCFNB Operations Center
                  Lightstreet Road
                  Bloomsburg, PA  17815

MATTERS TO BE VOTED UPON:

1.   Election of three Class 1 directors to hold office for a three-year term;

2. Ratification of the appointment of J. H. Williams & Co., LLP as our independent auditors for the year 1999; and

3.   Any other matters that may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF THE ELECTION OF DIRECTORS AND THE APPOINTMENT OF J. H. WILLIAMS & CO., LLP.

Stockholders who are holders of record of the Common Stock at the close of business on March 23, 1999, will be entitled to vote at the meeting.

--------------------------------------------------------------------------------
IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders. If you wish to attend, please indicate your wish by checking the box that appears on the proxy card. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
--------------------------------------------------------------------------------

IT WILL BE HELPFUL TO US IF YOU WILL READ THE PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE PROXY CARD, AND THEN VOTE BY FILLING OUT, SIGNING AND DATING THE PROXY CARD AND RETURNING IT BY MAIL IN THE POSTAGE PRE-PAID ENVELOPE.





PAUL E. REICHART                                       Bloomsburg, Pennsylvania
President                                              March 30, 1999

                                TABLE OF CONTENTS

                                                                                                        Page No.
                                                                                                        --------

     QUESTIONS AND ANSWERS...........................................................................        1

     BOARD OF DIRECTORS..............................................................................        2
o      ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)..................................................        3
       Committees of the Board of Directors of the Bank for 1999.....................................        4
       Board of Directors' Compensation..............................................................        5

     STOCK OWNERSHIP.................................................................................        6
       Stock Owned by Directors and Executive Officers...............................................        6
       Compliance with Section 16(a) of the Securities Exchange Act of 1934..........................        6
       Voting Stock Owned by "Beneficial Owner"......................................................        7

     EXECUTIVE COMPENSATION..........................................................................        7
       Summary Compensation Table....................................................................        7
       Human Resource Committee Report on Executive Compensation.....................................        7
       Five-Year Performance Graph...................................................................        9
       Annual Total Stockholder Return Performance...................................................       10

     INDEPENDENT AUDITORS............................................................................       10
o      PROPOSAL TO APPROVE THE APPOINTMENT OF J. H. WILLIAMS & CO., LLP
       (ITEM 2 ON PROXY CARD)........................................................................       10

     OTHER INFORMATION...............................................................................       10
       Transactions Involving the Corporation's Directors and Executive Officers.....................       10
       No Significant Legal Proceedings..............................................................       10
       Other Proposed Action.........................................................................       11
       Stockholder Proposals and Nominations for 2000 Annual Meeting.................................       11
       Additional Information Available..............................................................       11

---------------
o    Matters to be voted upon



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


                              QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------

Q:   WHAT AM I VOTING ON?

A:   Two proposals. Item numbers below refer to item numbers on the proxy card.
     Item 1. Election of three Class 1 directors Item 2. Ratification of appointment of J. H. Williams & Co., LLP as independent auditors of the Corporation

--------------------------------------------------------------------------------

Q:   WHO CAN VOTE?

A: All stockholders of record at the close of business on March 23, 1999, are entitled to vote. Holders of the Corporation's Common Stock are entitled to one vote per share. Fractional shares, such as those in the dividend reinvestment plan, may not be voted.

--------------------------------------------------------------------------------

Q:   HOW DO I VOTE FOR DIRECTORS?

A: Each share is entitled to cast one vote for each nominee. For example, if you can vote 100 shares, you can cast up to 100 votes for each nominee for director.

--------------------------------------------------------------------------------

Q:   WHO CAN ATTEND THE MEETING?

A: All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. You will be admitted only if you previously indicated your wish to attend on the proxy card. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the meeting.

--------------------------------------------------------------------------------

Q:   HOW DO I VOTE?

A: Complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. By voting with the proxy card, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions.

--------------------------------------------------------------------------------

Q:   WHAT HAPPENS IF I DO NOT INDICATE MY PREFERENCE FOR ONE OF THE ITEMS?

A: If you do not indicate how you wish to vote for one or more of the nominees for director, the proxies will vote FOR election of all the nominees for Director (Item 1). If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee. If you leave Item 2 blank, the proxies will vote FOR ratification of the appointment of J. H. Williams & Co., LLP (Item 2).

--------------------------------------------------------------------------------

Q:   WHAT IF I VOTE AND THEN CHANGE MY MIND?

A: You can revoke your proxy by writing to us, by voting again via mail, or by attending the meeting and casting your vote in person. Your last vote will be the vote that is counted.

--------------------------------------------------------------------------------

Q:   WHAT CONSTITUTES A QUORUM?

A: As of the record date, March 23, 1999, the Corporation had 1,375,306 shares of Common Stock outstanding. The holders of Common Stock have the right to cast a total of 1,375,306 votes. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast constitutes a quorum for adopting the proposals at the meeting. If you have properly designated the proxies and indicated your voting preferences by mail, you will be considered part of the quorum, and the proxies will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

--------------------------------------------------------------------------------



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
--------------------------------------------------------------------------------

Q:   IS MY VOTE CONFIDENTIAL?

A: Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential except in certain circumstances where it is important to protect the interests of the Corporation and its stockholders. Generally, only the judge of election and the employees of American Stock Transfer & Trust Company processing the votes will have access to your name. They will not disclose your name as the author of any comments you include on the proxy card unless you ask that your name be disclosed to management.

--------------------------------------------------------------------------------

Q:   WHO WILL COUNT THE VOTES?

A: Employees of American Stock Transfer & Trust Company will tabulate the votes and the judge of election will review their tabulation process.

--------------------------------------------------------------------------------

Q:   WHAT SHARES ARE INCLUDED IN THE PROXY CARD?

A: The shares listed on your card sent by the Corporation represent all the shares of Common Stock held in your name (as distinguished from those held in "street" name), including those held in the dividend reinvestment plan. You will receive a separate card or cards from your broker if you hold shares in "street" name.

--------------------------------------------------------------------------------

Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: It indicates that your shares are held in more than one account, such as two brokerage accounts and registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449.

--------------------------------------------------------------------------------

Q:   HOW MUCH DID THIS PROXY SOLICITATION COST?

A: The Corporation has retained American Stock Transfer & Trust Company to solicit and tabulate proxies from stockholders at an estimated fee of $750.00, plus expenses. (Note that this fee does not include the costs of printing and mailing the proxy statements.) Some of the officers and other employees of the Corporation also may solicit proxies personally, by telephone and by mail. The Corporation will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

--------------------------------------------------------------------------------

Q:   WHOM CAN I CALL WITH ANY QUESTIONS?

A: You may call American Stock Transfer & Trust Company at 1-800-937-5449 or visit their website: http://www.amstock.com.


                               BOARD OF DIRECTORS

THIS SECTION GIVES BIOGRAPHICAL INFORMATION ABOUT OUR DIRECTORS AND DESCRIBES THEIR MEMBERSHIP ON BOARD OF DIRECTORS' COMMITTEES, THEIR ATTENDANCE AT MEETINGS AND THEIR COMPENSATION.

                              ELECTION OF DIRECTORS
                              Item 1 on Proxy Card

The Corporation has nine directors who are divided into three classes: three directors are in Class 1; three directors are in Class 2; and three directors are in Class 3. Each director holds office for a three-year term. The terms of the classes are staggered, so that the term of office of one class expires each year.

At this meeting, the stockholders elect three Class 1 directors. Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the three nominees for Class 1 director. All of the nominees are recommended by the Board of Directors:

                            Robert M. Brewington, Jr.
                            Willard H. Kile, Sr.
                            Charles E. Long

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees should be unable to act as a director. However, if any director is unable to stand for re-election, the Board of Directors will designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

The following information includes the age of each nominee and current director as of the date of the meeting. All directors of the Corporation are also directors of the bank.

--------------------------------------------------------------------------------

CLASS 1 DIRECTORS AND NOMINEES FOR CLASS 1 DIRECTOR WHOSE TERM EXPIRES IN 2002

         ROBERT M. BREWINGTON, JR., 48
         Director since 1996. Owner of Sutliff Motors (sales and service of cars and trucks; school bus contractor).

         WILLARD H. KILE, SR., 71
         Director since 1974 (includes service as a director of the bank prior to 1983). Former Chairman of the Corporation and the bank. Principal in Kile and Kile Real Estate and Rentals.

         CHARLES E. LONG, 63
         Director since 1993. Retired. Former President of Long Supply Co., Inc. (a wholesaler and retailer of hardware and masonry products).

--------------------------------------------------------------------------------


CLASS 2 DIRECTORS WHOSE TERM EXPIRES IN 2001

         STANLEY BARCHIK, 65
         Director since 1985. President of Stan & Sons, Inc. (a commercial leasing and retail gasoline sales company).

         WILLIAM F. HESS, 65
         Director since 1982 (includes service as a director of the bank prior to 1983). Chairman and former Vice Chairman of the Corporation and the bank. Dairy farmer.

         PAUL E. REICHART, 61
         Director since 1983. President, Chief Executive Officer and Vice Chairman of the Corporation and the bank.

--------------------------------------------------------------------------------

CLASS 3 DIRECTORS WHOSE TERM EXPIRES IN 2000

         DON E. BANGS, 67
         Director since 1985. Secretary of the Corporation and the bank. Former owner of Bangs Insurance Agency and former agent for The Thrush Insurance Agency.

         EDWARD L. CAMPBELL, 60
         Director since 1985. President of ELC Enterprises, Inc., doing business as The Heritage House Family Restaurant, and the sole proprietor of Heritage Acres Christmas tree sales.

         ELWOOD R. HARDING, JR., 52
         Director since 1984. Partner of Harding & Associates (law firm) and President of Inter-County Land Abstract Co., Inc. (title insurance).

--------------------------------------------------------------------------------
REQUIRED VOTE

Nominees will be elected who receive a vote equal to a plurality of the shares of stock represented at the meeting. Your Board of Directors recommends a vote FOR the nominees for Class 1 director listed above. Abstentions and votes withheld for directors will have the same effect as votes against.


            COMMITTEES OF THE BOARD OF DIRECTORS OF THE BANK FOR 1999

----------------------------------------------------------------------------------------------------------------------
                                                                                                               YEAR
                                                         LONG       CREDIT                                     2000
                          BOARD OF                       RANGE     ADMINI-      HUMAN               ASSET-    COMPLI-
          NAME            DIRECTORS  EXECUTIVE  AUDIT  PLANNING   STRATION(1) RESOURCE    TRUST    LIABILITY  ANCE(1)
----------------------------------------------------------------------------------------------------------------------
Don E. Bangs                 |X|        |X|             |X|(2)       |X|
----------------------------------------------------------------------------------------------------------------------
Stanley Barchik              |X|                                                           |X|        |X|
----------------------------------------------------------------------------------------------------------------------
Robert M. Brewington, Jr.    |X|                 |X|                                                |X|(2)      |X|
----------------------------------------------------------------------------------------------------------------------
Edward L. Campbell           |X|                                     |X|                   |X|
----------------------------------------------------------------------------------------------------------------------
Elwood R. Harding, Jr.       |X|                |X|(2)    |X|                    |X|                            |X|
----------------------------------------------------------------------------------------------------------------------
William F. Hess            |X|(2)     |X|(2)              |X|        |X|         |X|       |X|        |X|
----------------------------------------------------------------------------------------------------------------------
Willard H. Kile, Sr.         |X|                                                          |X|(2)      |X|
----------------------------------------------------------------------------------------------------------------------
Charles E. Long              |X|                 |X|      |X|                  |X|(2)
----------------------------------------------------------------------------------------------------------------------
Paul E. Reichart             |X|        |X|               |X|        |X|         |X|       |X|        |X|
----------------------------------------------------------------------------------------------------------------------

(1)    There is no chairman for this committee.
(2)    Chairman.


NUMBER OF MEETINGS

During 1998, the Corporation's Board of Directors held 13 meetings and the bank's Board of Directors held 24 meetings. All of the Corporation's directors attended 75% or more of all Board of Directors and Committee meetings of the Corporation and the bank during 1998. The Corporation has no standing committees. This information is for committees of the bank.

EXECUTIVE COMMITTEE

The Executive Committee reviews the operations of the Board of Directors with respect to directors' fees and frequency of Board of Directors' meetings as well as the Corporation's capital structure, stock position and earnings. In addition, the Executive Committee analyzes other management issues and periodically makes recommendations to the Board of Directors based on its findings.

AUDIT COMMITTEE

The Audit Committee is responsible for the review and evaluation of the system of internal controls and corporate compliance with applicable rules, regulations and laws. The Audit Committee meets with outside independent auditors and senior management to review the scope of the internal and external audit engagements, the adequacy of the internal and external auditors, corporate policies to ensure compliance and significant changes in accounting principles.

LONG RANGE PLANNING COMMITTEE

This committee studies the future growth, capital development and corporate structure of the Corporation.

CREDIT ADMINISTRATION COMMITTEE

This committee reviews all new loans, past due loans, loan compliance, loan review and other pertinent matters.

HUMAN RESOURCE COMMITTEE

This committee recommends to the Board of Directors the amount to be considered for contribution to the profit sharing plan and reviews the proposed salary increases of the officers, before they are presented to the Board of Directors for approval.

TRUST COMMITTEE

This committee is responsible for the oversight of the Trust Department, including the Trust Department investments and operations.

ASSET-LIABILITY COMMITTEE

This committee reviews asset-liability positions and provides support and direction in managing net interest margins and liquidity.

YEAR 2000 COMPLIANCE COMMITTEE

This committee is responsible for oversight of the Year 2000 compliance.


                        BOARD OF DIRECTORS' COMPENSATION

DIRECTORS' FEES

Directors' fees are paid by the bank as follows:

     Fee for each Board of Directors' meeting attended...............  $350
     Fee for each committee meeting attended.........................  $225

The Chairman and Secretary received an additional fee of $1,200 in 1998. Directors received, in the aggregate, in 1998, $99,783 in fees. Directors of the Corporation are not paid for attendance at the Corporation's Board of Directors meetings. Such meetings usually occur immediately after meetings of the Bank's Board of Directors.

DEFERRED COMPENSATION AGREEMENTS FOR DIRECTORS

The bank has entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to 4-year terms. The bank may, however, enter into subsequent similar plans with its directors. Each participating director is deferring payment to him of directors' fees. If the director continues to serve as a director until he attains generally 70 or 72 years of age, the bank has agreed to pay him ten equal annual payments commencing on the first day of the month following such director's 70th or 72nd birthday. Each director's guaranteed annual payment is based upon the cumulative amount of deferred fees together with interest currently accruing at the rate of 8% per annum, subject to change by the Board of Directors. If the director attains 70 or 72 years of age, but dies before receiving all ten annual payments, then the bank will make the remaining payments to the director's designated beneficiary or to the representative of his estate. In the event that the director dies while serving as a director, but prior to age 70 or 72, then the bank will remit the annual payments to such director's designated beneficiary or to the representative of his estate. The bank has obtained life insurance (designating the bank as the beneficiary) on the lives of Messrs. Kile and Harding in face amounts which are intended to cover the bank's obligations under those director's deferred compensation plans. In 1998, the bank accrued $6,200 as an expense for the director's deferred compensation plans. As of December 31, 1998, Messrs. Kile, Harding and Barchik were participating in such plans.


                                 STOCK OWNERSHIP

THIS SECTION DESCRIBES HOW MUCH STOCK OUR DIRECTORS AND EXECUTIVE OFFICERS OWN. IT ALSO DESCRIBES THE PERSONS OR ENTITIES THAT OWN MORE THAN 5% OF OUR VOTING STOCK.

                 STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

This table indicates the number of shares of Common Stock owned by the executive officers and directors as of March 23, 1999. The aggregate number of shares owned by all directors and executive officers is 5.98%. Unless otherwise noted, each individual has sole voting and investment power for the shares indicated below.


----------------------------------------------------------------------------------------------------------------------
           NAME OF INDIVIDUAL                     AMOUNT AND NATURE OF
          OF IDENTITY OF GROUP                   BENEFICIAL OWNERSHIP(1)                   PERCENT OF CLASS
----------------------------------------------------------------------------------------------------------------------
Don E. Bangs                                           8,027.0660                                ----
----------------------------------------------------------------------------------------------------------------------
Stanley Barchik                                       11,445.0000                                ----
----------------------------------------------------------------------------------------------------------------------
Robert M. Brewington, Jr.                              6,027.2406                                ----
----------------------------------------------------------------------------------------------------------------------
Edward L. Campbell                                     5,641.1470                                ----
----------------------------------------------------------------------------------------------------------------------
Elwood R. Harding, Jr.                                15,371.2159                               1.11%
----------------------------------------------------------------------------------------------------------------------
William F. Hess                                        4,050.2120                                ----
----------------------------------------------------------------------------------------------------------------------
Willard H. Kile, Sr.                                  17,835.5667                               1.29%
----------------------------------------------------------------------------------------------------------------------
Virginia D. Kocher                                       391.0000                                ----
----------------------------------------------------------------------------------------------------------------------
Charles E. Long                                        5,836.7340                                ----
----------------------------------------------------------------------------------------------------------------------
Paul E. Reichart                                       7,566.0000                                ----
----------------------------------------------------------------------------------------------------------------------
All Officers and Directors as a group
   (9 directors, 3 nominees, 4 officers,
   10 persons in total)                               82,191.1822                               5.98%
----------------------------------------------------------------------------------------------------------------------

(1) Includes shares held (a) directly, (b) jointly with a spouse, (c) individually by spouse, (d) by the transfer agent in the Corporation's dividend reinvestment account, and (e) in various trusts.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Executive officers and directors and "beneficial owners" of more than ten percent of the Common Stock must file initial reports of ownership and reports of changes in ownership with the SEC pursuant to Section 16(a).

We have reviewed the reports and written representations from the executive officers and directors. Except as stated below, the Corporation believes that all filing requirements were met during 1998.

On May 14, 1998, Director Edward L. Campbell and his spouse purchased 400 shares of the Common Stock at a price of $35 per share. Mr. Campbell failed to timely file a report of this purchase on SEC Form 4, but reported this purchase on SEC Form 5 on January 19, 1999.

                    VOTING STOCK OWNED BY "BENEFICIAL OWNER"

There are no persons or entities known by the Corporation to own beneficially more than five percent of the Common Stock as of March 23, 1999.


                             EXECUTIVE COMPENSATION

THIS SECTION CONTAINS CHARTS THAT SHOW THE AMOUNT OF COMPENSATION EARNED BY OUR EXECUTIVE OFFICERS WHOSE SALARY AND BONUS EXCEEDED $100,000 FOR 1998. IT ALSO CONTAINS THE PERFORMANCE GRAPH COMPARING THE CORPORATION'S PERFORMANCE RELATIVE TO ITS PEER GROUP AND THE REPORT OF OUR HUMAN RESOURCE COMMITTEE EXPLAINING THE COMPENSATION PHILOSOPHY FOR OUR MOST HIGHLY PAID OFFICERS.


                          SUMMARY COMPENSATION TABLE(1)

----------------------------------------------------------------------------------------------------------------------
                                                        ANNUAL COMPENSATION
                                       ------------------------------------------------------
   NAME AND PRINCIPAL         FISCAL                                      OTHER ANNUAL               ALL OTHER
       POSITION                YEAR     SALARY($)      BONUS($)        COMPENSATION(2)($)       COMPENSATION(3)($)
----------------------------------------------------------------------------------------------------------------------
Paul E. Reichart               1998      88,247        19,920(4)              8,800                    3,542
President and Chief            1997      85,677        27,239(5)              8,400                    3,571
Executive Officer              1996      85,677        25,759(6)              8,400                    3,552
----------------------------------------------------------------------------------------------------------------------

(1) From January 1, 1996 through December 31, 1998, the Corporation did not pay any long-term compensation in the form of stock options, stock appreciation rights, restricted stock or any other long-term compensation, nor did it make any long-term incentive plan payments. Accordingly, no such information is presented in the summary compensation table set forth above. No such arrangements are currently in effect.
(2) Represents the payment of directors' fees by the bank for the years presented. Mr. Reichart did not receive perquisites and other personal benefits, securities and property that totaled in the aggregate for the years presented either $50,000 or 10% of the total of the amounts reported under the salary and bonus columns. Therefore, the amounts for such perquisites and other personal benefits, securities and property are not reported.
(3) These figures represent annual term insurance premium payments on the life of Mr. Reichart.
(4) Includes $5,364 as a life insurance premium payment for a deferred compensation plan; $3,459 as a cash bonus representing 4% of base salary; $4,455 as a contribution to the bank's profit sharing plan; $1,300 representing 50% up to 3% matching contribution to Mr. Reichart's 401K plan; $854 representing car expense; and $4,488 representing cafeteria plan benefits.
(5) Includes $15,000 as a life insurance premium payment for a deferred compensation plan; $5,978 as a contribution to the bank's profit sharing plan; $1,285 representing 50% up to 3% matching contribution to Mr. Reichart's 401K plan; $800 representing car expense; and $4,176 representing cafeteria plan benefits.
(6) Includes $15,000 as a life insurance premium payment for a deferred compensation plan; $3,427 as a cash bonus representing 4% of base salary; $5,727 as a contribution to the bank's profit sharing plan; and $1,605 representing 50% up to 3.58% matching contribution to Mr. Reichart's 401K plan.


           HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

Executive compensation for the officers of the Corporation and the bank is determined by the Human Resource Committee of the Corporation's Board of Directors. Salaries and bonuses for the executive officers are reviewed annually. All executive compensation is paid by the bank to the applicable executive.

--------

* Pursuant to the Proxy Rules, this section of the proxy statement is not deemed "filed" with the SEC and is not incorporated by reference into the Corporation's Report on Form 10-K.

COMPENSATION PHILOSOPHY

The Corporation's executive compensation philosophy is designed to attract, retain, and motivate the best managerial talent available in line with three central themes: alignment, accountability, and attraction.

     o    Alignment with the long-term interests of our stockholders;

     o Accountability for results by linking executives to the Corporation and individual performance; and

     o    Attraction, motivation and retention of critical talent.


The Human Resource Committee annually conducts a full review of the performance of the Corporation and its executives in determining compensation levels. For 1998, the Human Resource Committee considered various qualitative and quantitative indicators of the Corporation and individual performance in determining the level of compensation for the Corporation's President and Chief Executive Officer and its other executive officers. The review included an evaluation of the Corporation's performance both on a short- and long-term basis. This review included an analysis of quantitative measures, such as Return on Equity. The Human Resource Committee considered also qualitative measures such as leadership, experience, strategic direction, community representation and social responsibility. The Human Resource Committee has been sensitive to management's maintaining a balance between actions that foster long-term value creation and short-term performance. In addition, the Human Resource Committee evaluates total executive compensation in light of the operational and financial performance and compensation practices of the commercial banking industry in the Mid-Atlantic region.

Base salaries are reviewed each year and generally adjusted relative to individual performance and competitive salaries with the commercial banking industry in the Mid-Atlantic region.

A base salary increase of 3% was made to all executives in 1998. This payment recognizes the performance of the Corporation in 1997. Actual salaries will continue to be set according to the scope of the responsibilities of each executive officer's position.

DEFERRED COMPENSATION AGREEMENTS FOR EXECUTIVE OFFICERS

Paul E. Reichart has served as the Corporation's and the bank's President and Chief Executive Officer since 1985. Mr. Reichart was named Vice Chairman in 1998. J. Jan Girton has served as the Executive Vice President, Chief Operating Officer and Assistant Secretary of the bank since 1987. As a result of Messrs. Reichart's and Girton's active involvement and experience in the affairs of the bank, the bank has depended upon, and continues to depend upon, their continued employment. The bank does not maintain employment agreements or key man insurance, other than the deferred compensation agreements described below, with respect to Messrs. Reichart and Girton. However, in 1992, the bank entered into agreements with Paul E. Reichart, President and Chief Executive Officer of the Corporation and the bank, and J. Jan Girton, Executive Vice President, Chief Operating Officer and Assistant Secretary of the bank, to establish a non-qualified deferred compensation plan for these officers.

Each officer is deferring compensation in order to participate in his deferred compensation plan. If the officer continues to serve as an officer of the bank until he attains sixty-five (65) years of age, the bank has agreed to pay him 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. Each officer's guaranteed monthly payment is based upon the future value of life insurance purchased with the compensation the officer has deferred. If the officer attains sixty-five (65) years of age but dies before receiving all of the guaranteed monthly payments, then the bank will make the remaining payments to the officer's designated beneficiary or to the representative of his estate. In the event that the officer dies while serving as an officer, but prior to age sixty-five (65), then the bank will remit the guaranteed monthly payments to the officer's designated beneficiary or to the representative of his estate. The bank has obtained life insurance (designating the bank as the beneficiary) on the life of each participating officer in an amount which is intended to cover the bank's obligations under the deferred compensation plan, based upon certain actuarial assumptions. In 1998, the bank accrued $9,135 as an expense for the deferred compensation plan.

FIVE-YEAR PERFORMANCE GRAPH*

The following graph and table compare the cumulative total stockholder return on the Corporation's Common Stock during the five-year period ending on December 31, 1998, with (i) the cumulative total return on the SNL Securities Corporate Performance Index(1) for 35 publicly-traded banks with under $250 million in total assets in the Middle Atlantic area(2), and (ii) the cumulative total return for all United States stocks traded on the NASDAQ Stock Market. The comparison assumes the value of the investment in the Corporation Common Stock and each index was $100 on December 31, 1994, and assumes further the reinvestment of dividends into the applicable securities. The stockholder return shown on the graph and table below is not necessarily indicative of future performance.

                                                                          PERIOD ENDING
                                         ------------------------------------------------------------------------------
INDEX                                    12/31/93      12/31/94       12/31/95       12/31/96      12/31/97    12/31/98
-----------------------------------------------------------------------------------------------------------------------
CCFNB BANCORP, INCORPORATED               100.00        109.20         120.05         130.00        185.26      206.31
NASDAQ - TOTAL US                         100.00         97.75         138.26         170.01        208.58      293.21
SNL <$250M BANK ASSET-SIZE INDEX          100.00        106.82         150.22         189.72        309.70      294.39

-------------------------

(1) SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

(2) The Middle Atlantic area comprises the states of Delaware, Pennsylvania, Maryland, New Jersey and New York, the District of Columbia and Puerto Rico.






                              INDEPENDENT AUDITORS

-------------------------

* Pursuant to the Proxy Rules, this section of the proxy statement is deemed "filed" with the SEC and is not incorporated by reference into the Corporation's Report on Form 10-K.

        PROPOSAL TO APPROVE THE APPOINTMENT OF J. H. WILLIAMS & CO., LLP
                              Item 2 on Proxy Card

J. H. Williams & Co., LLP, Certified Public Accountants, have audited the consolidated financial statements of the Corporation and the bank for many years, and the Board of Directors has appointed them for 1999. From time to time
J. H. Williams & Co., LLP also performs consulting work for the Corporation. The firm has no other relationship with the Corporation except for the existing professional relationship as Certified Public Accountants. The Audit Committee and the Board of Directors believe that J. H. Williams & Co., LLP's long-term knowledge of the Corporation and the bank is valuable to the Corporation. Representatives of J. H. Williams & Co., LLP have direct access to members of the Audit Committee and regularly attend their meetings.

A representative of J. H. Williams & Co., LLP will attend the Annual Meeting and will have the opportunity to make a statement if he desires to do so. This representative will also be available to respond to appropriate questions.

REQUIRED VOTE

The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF J. H. WILLIAMS & CO., LLP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                                OTHER INFORMATION

THIS SECTION SETS OUT OTHER INFORMATION YOU SHOULD KNOW BEFORE YOU VOTE.


                    TRANSACTIONS INVOLVING THE CORPORATION'S
                        DIRECTORS AND EXECUTIVE OFFICERS

The Corporation encourages its directors and executive officers to have banking and financial transactions with the bank. All of these transactions are made on comparable terms and with similar interest rates as those prevailing for other customers.

The total consolidated loans made by the bank at December 31, 1998, to its directors and officers as a group, members of their immediate families and companies in which they have a 10% or more ownership interest was $5,848,297 or approximately 24.9% of the Corporation's total consolidated capital accounts. The largest amount for all of these loans in 1998 was $5,855,330 million or approximately 24.9% of the Corporation's total consolidated capital accounts. These loans did not involve more than the normal risk of collectibility nor did they present other unfavorable features.


                        NO SIGNIFICANT LEGAL PROCEEDINGS

The Corporation and the bank are not parties to any legal proceedings that could have any significant effect upon the Corporation's financial condition or income. In addition, the Corporation and the bank are not parties to any legal proceedings under federal and state environmental laws.

                              OTHER PROPOSED ACTION

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.


          STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2000 ANNUAL MEETING

Stockholder proposals for the 2000 Annual meeting must be received by November 30, 1999, to be considered for inclusion in the Corporation's 2000 Proxy Statement. Stockholder proposals for the 2000 Annual Meeting for which the proponents do not desire them to be included in the 2000 Proxy Statement must be received by February 15, 2000. Such proposals should be addressed to the Secretary. Under the Corporation's Bylaws, notice of any stockholder nomination for director must be given by mail or by personal delivery to the Secretary no later than 20 days in advance of the meeting. Stockholders wishing to make nominations should contact the Secretary as to information required to be supplied in such notice.


                        ADDITIONAL INFORMATION AVAILABLE

THE CORPORATION FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SEC. STOCKHOLDERS MAY OBTAIN A PAPER COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO PAUL E. REICHART, PRESIDENT, CCFNB BANCORP, INC., 232 EAST STREET, BLOOMSBURG, PENNSYLVANIA; TELEPHONE: (570) 784-4400.

IN ADDITION, A COPY OF THE ANNUAL DISCLOSURE STATEMENT OF COLUMBIA COUNTY FARMERS NATIONAL BANK MAY ALSO BE OBTAINED, AT NO COST, FROM MR. REICHART.

By order of the Board of Directors



/s/Paul E. Reichart
-------------------

Paul E. Reichart
President

Bloomsburg, Pennsylvania
March 30, 1999



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